United States

Securities and Exchange Commission

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tredegar Corporation

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1100 Boulders Parkway    |    Richmond, Virginia 23225

SUPPLEMENT TO THE PROXY STATEMENT OF TREDEGAR CORPORATION,

DATED MARCH 23, 2022, FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2022

April 22, 2022

To Our Shareholders:

On behalf of the Board of Directors (the “Board”) of Tredegar Corporation (“Tredegar,” “we” or “our”), we are writing to request your support at our 2022 Annual Meeting of Shareholders (the “Annual Meeting”) by voting in favor of all of the Proposals described in our Proxy Statement, dated March 23, 2022 (the “2022 Proxy Statement”).

Institutional Shareholder Services (“ISS”) issued a report recommending that our shareholders vote “AGAINST” all four of the director nominees who are Audit Committee members. In addition, Glass Lewis & Co. (“Glass Lewis”) issued a report recommending that our shareholders vote “AGAINST” the Chairman of our Nominating and Governance Committee. We strongly disagree with ISS’s recommendation regarding the four director nominees who are Audit Committee members, and with Glass Lewis’ recommendation regarding the Chairman of our Nominating and Governance Committee.

Proposal 1 – Election of Directors

ISS recommends an “AGAINST” vote on each member of our Audit Committee, Thomas G. Snead, Jr., Gregory A. Pratt, Carl E. Tack, III, and Anne G. Waleski, citing that Tredegar has had ineffective internal control over financial reporting since 2018, which could pose serious risks to shareholders and could indicate that our Audit Committee has failed to provide sufficient oversight over the financial reporting process at Tredegar. In rebuttal, we would like to share the following with our shareholders:

•

We have publicly disclosed on a quarterly basis our remediation plan, which we have continuously and diligently worked to implement. Tredegar filed a Current Report on Form 8-K on November 1, 2018 to disclose deficiencies in internal control over financial reporting. Since that filing, we have provided quarterly updates on our continuing efforts to remediate our internal control over financial reporting in each of our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed since the November 2018 Form 8-K (Item 4 of each of our Form 10-Q filings and Item 9A of each of our Form 10-K filings), including specific remediation steps and progress towards the finalization of such remediation.

As disclosed in such public filings, Tredegar’s management, with the oversight of our Audit Committee, has diligently worked to remediate the material weaknesses in our internal control over financial reporting. Specifically, we have worked closely with an internationally recognized accounting firm beginning in the fourth quarter of 2018 with the design and implementation of our remediation plan. Cumulative professional fees incurred for assistance are approximately $6.4 million through the fourth quarter of 2021, which excludes the additional substantial time and effort spent by internal resources on remediation. While we are continuing to work to complete the few remaining items within the remediation plan and to subsequently begin testing such controls for design, implementation and operational effectiveness in the first half of 2022, we have already successfully accomplished numerous activities in the remediation plan through the fourth quarter of 2021. We previously believed that our remediation and testing efforts would have been completed by now; however, our efforts were hindered by a number of factors outside of our control – specifically, the COVID-19 pandemic and unanticipated turnover in positions relevant to internal controls. The COVID-19 pandemic restricted in-office interaction, training opportunities, and consultation with the external consultant assisting us with our remediation plan, particularly with respect to testing revised controls. Additionally, like many companies, we have experienced an increased level of turnover during the past year. This increased level of turnover in positions relevant to internal controls has required additional training and onboarding. As a result of these factors, which were outside of our control, we concluded that remediation of the identified material weaknesses would not be completed in 2021 and more time was necessary to permit the new and redesigned controls to be implemented and operate effectively, including allowing for additional time to train control owners as part of the successful implementation of the revised system of internal controls over financial reporting. Despite the external factors, Tredegar’s management, with the oversight of our Audit Committee, has continuously and diligently worked – using appropriate resources and a qualified external consultant – to remediate the material weaknesses in our internal control over financial reporting. See Item 9A of our recent Form 10-K filing for details regarding the numerous activities in the remediation plan that were completed through the fourth quarter of 2021 and the remaining activities that are scheduled for completion in the first half of 2022, in anticipation of conducting management’s testing beginning in the first half of 2022.

•

Each of our Audit Committee members is eminently qualified. Mr. Snead and Mr. Pratt have each served as CEOs and Ms. Waleski has served as CFO of public companies. Mr. Pratt served on the Standing Advisory Group of the Public Company Accounting Oversight Board for a three-year term, from 2014—2016. Mr. Tack has significant corporate finance experience, having served as an investment banker working with public companies for more than 24 years. The Board has determined that each member of our Audit Committee is “financially literate” and three of the four members are an “audit committee financial expert” within the meaning of the New York Stock Exchange listing standards and other applicable regulations. Furthermore, we believe the members of our Audit Committee exhibit a diversity of backgrounds and experiences, and that Tredegar would lose the benefit of their diverse perspectives if they were not reelected to the Board. In particular, Ms. Waleski and Mr. Pratt provide the Board with valuable insight afforded by their perspectives as a female director and a racially diverse director, respectively.

Tredegar believes our shareholders are fortunate that Ms. Waleski, Mr. Snead, Mr. Pratt and Mr. Tack have served and are willing to continue to serve as directors. The Board and management believe that Tredegar and our shareholders would suffer if any of these individuals were not reelected. Each Audit Committee member’s full biography, including specific experiences, qualifications, attributes and skills, can be found on pages 9 – 11 of the 2022 Proxy Statement.

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Our annual audited financial statements have an unqualified opinion. We have received an unqualified opinion on our annual financial statements from our independent auditor, KPMG LLP, for the past four years. These unqualified opinions indicated that our annual financial statements present fairly, in all material respects, the financial position of Tredegar and our subsidiaries as of and for the year then ended in accordance with U.S. generally accepted accounting principles.

•

We have not restated our financial reports. We have not amended any filings to restate our annual or quarterly financial statements as a result of the previously disclosed deficiencies in internal control over financial reporting or any other matter. An amendment to restate previously issued financial statements would have been required if our management had determined that previously issued financial statements had been materially misstated.

•

Our Audit Committee members have established strong oversight of the internal controls remediation project. Given the importance and breadth of the internal controls project, our Audit Committee members receive feedback and progress updates directly from management’s external consultant, an internationally recognized accounting firm, as well as management’s steering committee, which was established to maintain direct oversight over the remediation project by key stakeholders within Tredegar.

Glass Lewis recommends an “AGAINST” vote for the Chairman of our Nominating and Governance Committee, Gregory A. Pratt, citing the fact that Tredegar has only one female director. In rebuttal, we would like to share the following with our shareholders:

•

Qualifications. Mr. Pratt is uniquely qualified to serve as a director of Tredegar. In addition to serving as a director, he also serves as a member of the Audit Committee, the Lead Director and Chairman of the Nominating and Governance Committee. Mr. Pratt has developed extensive operating experience through his long and accomplished career, and his thought leadership and business expertise are invaluable to the Board and management. Mr. Pratt has served as a CEO of a public company, chairman of the board of a metal manufacturing and distribution company, and Capital Area Chairman of the National Association of Corporate Directors, a non-profit organization focused on improving boardroom governance. Additionally, he has served on the Standing Advisory Group of the Public Company Accounting Oversight Board. The Board has determined that Mr. Pratt is “financially literate” and an “audit committee financial expert” within the meaning of the New York Stock Exchange listing standards and other applicable regulations. As the Board’s only racially diverse director, Mr. Pratt also provides a unique, valuable and diverse perspective in Board and Committee meetings that would be lost if he were not re-elected by shareholders.

•

Commitment to Diversity. Tredegar embraces diversity in all respects, including gender. The most recent addition to the Board was a female director. We have had a female Board member in 21 of the last 33 years. Additionally, Tredegar had a female CEO from 2010 to 2015. Despite our smaller size, the gender diversity of the Board and executive team, and the overall diversity of our management has been historically strong. In 2021, we also engaged a service provider focused on facilitating broad Board candidate searches to ensure that our Nominating and Governance Committee has access to review a diverse pipeline of potential Board candidates as opportunities to add directors present themselves. Tredegar remains committed to diversity and inclusion, and the Board will continue to pursue diverse candidates.

For the foregoing reasons, we ask you to vote “FOR” each of Mr. Snead, Mr. Pratt, Mr. Tack and Ms. Waleski in Proposal 1.

Even if you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you requested a printed copy of the proxy materials, (3) voting during the Annual Meeting, or (4) notifying Tredegar’s Corporate Secretary in writing (1100 Boulders Parkway, Richmond, Virginia 23225 or by email to pat.thomas@tredegar.com) that you want to change your proxy. If your shares of Tredegar common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

Sincerely,

/s/ John D. Gottwald	/s/ Thomas G. Snead, Jr.

John D. Gottwald Chairman of the Board	Thomas G. Snead, Jr. Chairman of the Audit Committee

This Supplement to the 2022 Proxy Statement is first being released to shareholders on or about April 22, 2022, and should be read together with the 2022 Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the 2022 Proxy Statement remains accurate and should be considered in voting your shares.